Exhibit (a)(1)(J)

FORM OF COMMUNICATION TO ELIGIBLE EMPLOYEES REJECTING THE
NOTICE OF WITHDRAWAL UNDER THE OPTION EXCHANGE PROGRAM

Date:	[•], 2007
To:	[•]
From:	LogicVision, Inc.
Re:	Rejected Notice of Withdrawal Under Option Exchange Program

Unfortunately, your Notice of Withdrawal regarding our Option Exchange Program was either inaccurate, incomplete or improperly signed and was not accepted for the following reason(s): [•]. If you wish to withdraw your previously delivered Election Form, please complete and sign the attached Notice of Withdrawal and deliver it to LogicVision so that it is received before 5:00 p.m., U.S. Eastern Time, on March 8, 2007 (or such later date as may apply if this exchange offer is extended), by one of the following means:

Via Mail or Courier
LogicVision, Inc.
25 Metro Drive
San Jose, California 95110
Attention: Bruce M. Jaffe
Phone: (408) 453-0146

Via Facsimile
LogicVision, Inc.
Attention: Bruce M. Jaffe
Fax No. (408) 573-7640

By Hand or Interoffice Mail
Attention: Bruce M. Jaffe

Via Email
optionexchange@logicvision.com

If we do not receive an properly completed and signed Notice of Withdrawal from you before the deadline for the Option Exchange Program, all eligible options currently tendered by you will be cancelled for exchange.

You should direct questions about the exchange offer or requests for assistance (including requests for additional copies of the exchange offer, the Election Form or other documents relating to this exchange offer) to LogicVision, Inc., 25 Metro Drive, San Jose, California 95110, Attention: Bruce M. Jaffe, Phone: (408) 453-0146, Email: optionexchange@logicvision.com.